Exhibit 10.1

February 25, 2010

Glen Landry (“Landry”)
1011 S. Jefferson St.
Spokane, WA 99204

And

Ray Jefferd (“Jefferd”)
12922 – 19A Avenue
Surrey, BC, V4A 8P1
(Landry and Jefferd together referred to as “the Sellers”)

Dear Sirs:

Re:           Letter Agreement

This letter is further to our recent discussions regarding the acquisition of Elk Hills Heavy Oil, LLC (“EHHO”) a Washington State limited liability company and a to be created limited liability company to be named Four Bear Heavy Oil, LLC (“FBHO”).  Stellar Resources Ltd. (“Stellar”) shall acquire 100% of EHHO and FBHO from the Sellers upon the following terms and conditions.

EHHO has approximately 20,000 acres of oil and gas leases in Carbon County, Montana attached as Schedule “A”.

FBHO has approximately 6,400 acres of oil and gas leases in Park County, Wyoming attached as Schedule “B”.

The oil and gas leases owned by EHHO and FBHO are referred to as the “Properties”.

Stellar shall pay to the Sellers the following consideration to acquire a 100% interest in EHHO and FBHO:

(a)	Stellar will issue a total of three (3) million fully paid and non-assessable common shares to the Sellers as follows:

i.	1,500,000 to Glen Landry

ii.	1,500,000 to Ray Jefferd

(b)
Stellar will grant to the Sellers a Net Profits Interest (NPI) of five percent (5%).  The NPI is that share of production measured according to the net profits from operations of the Property.  Created out of a working interest, it is similar to an overriding royalty in that it is effective throughout the life of the working interest and does not pay or contribute to development or operating costs.  Income from the NPI is equal to its share of net revenues reduced by its share of specified development and operating costs (income = net revenues - development and operating costs.)  The Sellers, owners of the net profits interest, shall receive no income unless the property generates a net profit. This NRI will be paid on a quarterly basis; and

(c)	Mr. Raymond Jefferd will be appointed to the board of Stellar; and

(d)	A cash payment totalling US$250,000 shall be paid to the Sellers upon Stellar obtaining future financing for the development of the Properties on or before December 31, 2011; and

An Area of Mutual Interest (AMI) shall be as follows: Any additional properties within one mile of the existing borders of all Properties pertaining to this Agreement, but shall not include any properties in Big Horn County, Montana, which shall form part of this agreement if acquired in the future by Stellar or the Sellers or any affiliate of any of them.

1.	Letter Agreement

This Letter Agreement when executed will be binding upon Stellar and the Sellers. The parties may elect to work towards the preparation of a more definitive agreement (the “Definitive Agreement”) in respect of the transaction that may add clarity and certainty to provisions of this Letter Agreement.

2.	Representations and Warranties

The Sellers represents and warrants the following:

(i)	EHHO and FBHO are to be properly registered and in good standing by the closing date;

(ii)	EHHO and FBHO have no liabilities other than future lease rentals due under the terms of the oil and gas leases owned by EHHO and FBHO respectively;

(iii)
EHHO and FBHO are the registered owners of their respective oil and gas leases and all leases are free and clear of liens or encumbrances except 20% royalty on the production of oil, gas and other hydrocarbons.

Stellar represents and warrants the following:

(i)	Stellar is duly incorporated, registered and in good standing in regards to all filings;

(ii)	Stellar’s total liabilities contingent or otherwise do not exceed US$200,000;

3.	Definitive Agreement

If the parties mutually agree to enter into a further agreement (the “Definitive Agreement”) is shall be subject to commercial arbitration which shall be concluded March 10, 2010.  If the Definitive Agreement is not mutually agreed by the Closing Date then this Letter Agreement shall remain binding and enforceable. The Definitive Agreement shall be in form and substance satisfactory to each of Stellar and the Sellers and shall include customary terms and conditions, including representations and warranties, covenants, conditions and completion mechanics (including without limitation, the representation of warranties, covenants, conditions and completion of mechanics contained in this agreement to the extent still applicable), for a transaction of this nature.  In addition, the Definitive Agreement may include the following mutual conditions precedent to the consummation of the Transaction:

(a)
all governmental, court, regulatory, third person and other approvals, consents, waivers, orders, exemptions, agreements and all amendments and modifications to agreements which either Stellar or the Sellers, acting reasonably, shall consider necessary or desirable in connection with the Transaction shall have been obtained or entered into, as applicable, in form and substance satisfactory to Stellar and the Sellers;

(b)	there shall have been no action taken under any applicable law or by any government or governmental or regulatory authority which:

(i)	makes it illegal or otherwise directly or indirectly enjoins or prohibits the completion of the Transaction; or

(ii)
results or could reasonably be expected to result in a judgment, order, decree or assessment of damages directly or indirectly relating to the Transaction which is or could be, materially adverse to Stellar or the Sellers respectively, on a consolidated basis;

(c)	Stellar shall have received a title chain report on the Properties;

(d)	the Sellers shall have obtained a satisfactory understanding of the short and long term obligations of Stellar and shall have confirmed to its satisfaction that such obligations are reasonable.

4.	Due Diligence

The obligation to close the transaction shall be subject to each party being satisfied with their due diligence review of the other party.  Each party and their respective accountants, legal counsel, technical and financial advisors and other representatives thereof shall be entitled to perform a due diligence review and examination of the other of them and the business and affairs thereof.

5.	Confidentiality

Whereas the parties have previously entered into a confidentiality agreement, the Transaction and this Letter Agreement shall be considered confidential in its entirety pursuant to the provisions of that confidentiality agreement.  Subject to applicable law, the parties shall agree with each other on the form, content and timing of any public announcement regarding the Transaction.

6.	Governing Law

This Letter of Intent and all matters arising hereunder shall be governed by, construed and enforced in accordance with the laws of the state of Nevada and the parties hereby irrevocably submit to the exclusive jurisdiction of the courts of Nevada.

7.	Counterparts and Facsimile

This Letter of Intent may be executed by each of the parties in counterparts and by facsimile or other electronic means, each of which when so executed and delivered will be an original, but both such counterparts, whether executed and delivered in the original or by facsimile or other electronic means, will together constitute one and the same agreement.

8.	Time of the Essence

Time shall be of the essence with respect to this Letter Agreement.

9.	Successors and Assigns

This Letter Agreement shall enure to the benefit of and are binding upon the parties hereto and their respective successors and permitted assigns.  Neither party may assign this Letter Agreement to other than an affiliate without the prior written consent of the other party.  An assignment by a party hereto to an affiliate will not relieve the assigning party of its rights and obligations hereunder.

10.	Entire Agreement

This Letter Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes and replaces all negotiations, correspondence, letters of intent and prior agreements or understandings relating thereto, whether written or oral.

11.	Severability/Illegality

The invalidity or unenforceability of any provision or part of any provision of this Letter Agreement shall not affect the validity or enforceability of any other provision or part thereof, and any such invalid or unenforceable provision or party thereof will be deemed to be separate, severable and distinct, and no provision or part thereof will be deemed dependent upon any other provision or part thereof unless expressly provided for herein.

12.	Costs

Each party will be responsible for their own costs of completing the negotiation of this Letter Agreement and performing their respective obligations under this Letter Agreement.

13.	Notice

Any notice or other writing required or permitted to be given hereunder or for the purposes hereof shall be sufficiently given if delivered personally, or if sent by prepaid mail or transmitted by facsimile to such party:

(a)       in the case of a notice to the Sellers at:

Glen Landry                                           Ray Jefferd
1011 S. Jefferson St.                              12922 – 19A Avenue
Spokane, WA 99204                             Surrey, BC, V4A 8P1

(b)       in the case of a notice to Stellar at:

Stellar Resources Ltd.
375 N. Stephanie Street, Suite 1411,
Henderson, Nevada 89014-8909

Attention: Luigi Rispoli

Or at such other address or addresses as the party to whom such notice or other writing is to be given shall have last notified the party giving the same in the manner provided in this section. Any notice or other writing delivered to the party to whom it is addressed hereinbefore provided shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a business day in the city where the notice is delivered, then such notice or other writing shall be deemed to have been given and received on the next following business day.  Any notice or other writing transmitted by facsimile or other form of recorded communication shall be deemed to have been given and received on the first business day after its transmission.

14.	Additional Assurances

Each of the parties shall provide such further documents or instruments required by the other party as may reasonably be necessary or desirable in order to give effect to the terms and conditions of this Letter Agreement and carry out its provisions.

15.	Binding Nature of Agreement

This Letter Agreement is subject to the terms and conditions hereof and shall be binding upon the parties following execution of this Letter Agreement.

16.	Closing

This Letter Agreement shall close on or before March 15, 2010.

17.	Independent Legal Advice

The parties to this Agreement have obtained or have chosen not to seek independent legal advice prior to entering this Agreement.

To confirm your acceptance to the terms of this Letter Agreement, please sign below where indicated and return the signed copy to the undersigned as soon as possible.  If you have any questions or would like to discuss this Letter Agreement further, please feel free to call me at 778-288-8970.

Yours sincerely,

STELLAR RESOURCES LTD.

By: Luigi Rispoli

_____________________
President

Accepted on behalf of the Sellers this 25 day of February, 2010.

By:
Glen Landry

By:
Ray Jefferd

SCHEDULE 'A'
ASSIGNMENT OF OIL AND GAS LEASES
LEASE SCHEDULE

TOWNSHIPS 4 SOUTH, 5 SOUTH, RANGE24 EAST,25 EAST
COUNTY: CARBON
STATE:MONTANA

LESSOR	DOCUMENT NUMBER
Loyd E. Schumm	333157
Northwest Farm Credit Services, FLCA	333162 & 333163
State of Montana	OG-39177-09
Paugh Land, LLC	333146
Steven Wetstein	333152
Richard McClintock	333145
Virginia Downer	333147
H. Allen Keebler Family Trust	335899
H. Allen Keebler Family Trust	335897
Les Keebler	335898
Timothy and Cindy Thompson	333148
Kayrene Higgins	333144
Kathryn Martin	333143
Allen Taylor	333159
David Taylor	333160
James Taylor	333158
David Bequette	333156
Morris and Jody Bauwens	333958
James and Sharon Bauwens	333959
James and Sharon Bauwens	333960
J Bar F Ranch	333957
Thomas M. Tebbs	333149
Drue T. Meek	333150
Helen T. Schwartz	333154
MarionT. Nelson	333151
Sidney T. Whalen	333155
Constance Schuman	335895
Etaenor Gradwohl	335896
Ruth V. Harper	335890
James L. Harper	335891
Phyllis Schwartz	335892
Warren Giese	335893
Warren Vaughn	335889
Daniel and Ginger Barber	333153
Katherine Thornton Sibley	333479
BLM	97824
BLM	97825
BLM	97826
BLM	97828
BLM	98752
BLM	98753

SCHEDULE “B”
Four Bear Heavy Oil, LLc.
Oil and Gas Leases
Park County, Wyoming, USA

LEASE #	ACRES
08-00097	639.77
08-00098	640.00
08-00099	480.00
08-00100	640.00
08-00531	558.64
08-00532	400.99
08-00534	160.00
08-00535	320.00
08-00536	600.00
08-00537	600.00
08-00538	640.00
08-00539	640.00
08-00540	160.00
TOTAL	6,479.40